FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Third Quarter 2020 Financial Results

PITTSBURGH, Oct. 29, 2020 - The Federal Home Loan Bank of Pittsburgh (FHLBank) announced today unaudited financial results for the third quarter of 2020. FHLBank recorded net income of $57.4 million, and the Board of Directors declared dividends of 6.25% annualized on activity stock and 3.00% annualized on membership stock. Dividends are payable to stockholders on Oct. 30, 2020.

“As the pandemic and this time of unprecedented uncertainty continues, the Bank remains committed to serving our membership and safeguarding the health and safety of our team,” said Winthrop Watson, President and Chief Executive Officer. “Advance level volatility during the first nine months of the year reinforced the Bank’s ability to expand and contract in support of member liquidity needs. Advance balances continued to contract during the third quarter as the result of additional liquidity in the market and increased deposit levels in the banking sector.”

Highlights for third quarter of 2020 include:
▪Net income of $57.4 million
▪Net interest income of $84.2 million
▪Advances at $35.8 billion
▪Letters of credit at $19.6 billion
▪Retained earnings at $1.4 billion

Operating Results

FHLBank’s net income totaled $57.4 million for the third quarter of 2020, compared to $70.3 million for the third quarter of 2019. Third quarter 2020 performance allowed FHLBank to set aside $6.8 million for affordable housing programs.

Lower net interest income was the primary driver for the year-over-year change, partially offset by higher other noninterest income. The $12.9 million decrease in net income year-over-year was driven primarily by the following:
▪Net interest income was $84.2 million for the third quarter of 2020, a decline of $24.9 million from $109.1 million in the third quarter of 2019.
–Interest income was $185.9 million for the third quarter of 2020, compared with $700.0 million for the third quarter of 2019. This decrease was the result of lower average interest-earning asset balances as well as lower yields driven by lower short-term interest rates.
–Interest income also included net prepayment fees on advances of $13.8 million for the third quarter of 2020, compared with $1.1 million for the third quarter of 2019.
–Interest expense was $101.7 million for the third quarter of 2020, compared with $590.9 million in the same prior-year period. This decrease was primarily the result of lower average consolidated obligation (CO) balances as well as lower rates paid, which were driven by lower short-term interest rates.

▪Other noninterest income was a gain of $5.0 million in the third quarter of 2020, compared with a loss of $6.7 million in the same prior-year period. The improvement in other noninterest income was the result of net gains on derivatives and hedging activities, partially offset by net losses on investment securities.

FHLBank’s net income totaled $153.6 million for the nine months ended Sept. 30, 2020, compared to $236.0 million for the same prior-year period. The $82.4 million decrease was driven primarily by the following:
▪Net interest income was $282.7 million for the nine months ended Sept. 30, 2020, a decline of $66.9 million from $349.6 million in the same prior-year period.
–Interest income was $936.1 million for the nine months ended Sept. 30, 2020, compared with $2.1 billion for the same prior-year period. This decrease was the result of lower average advance balances as well as lower yields driven by lower short-term interest rates.
–Interest income also included net prepayment fees on advances of $17.0 million for the nine months ended Sept. 30, 2020, compared with $9.0 million for the same prior-year period.
–Interest expense was $653.4 million for the nine months ended Sept. 30, 2020, compared with $1.8 billion in the same prior-year period. This decrease was primarily the result of lower average CO balances as well as lower rates paid, which were driven by lower short-term interest rates.
▪Other expenses increased $8.3 million to $78.7 million for the nine months ended Sept. 30, 2020, compared with the same prior-year period. Higher compensation and benefits expenses, technology-related costs, and voluntary community investments were the primary drivers in the comparison.
▪Other noninterest income was a loss of $26.2 million for the nine months ended Sept. 30, 2020, compared with a loss of $14.0 million in the same prior-year period. This $12.2 million increase was due primarily to higher net losses on derivatives and hedging activities, partially offset by higher net gains on investment securities.

Balance Sheet Highlights

At Sept. 30, 2020, total assets were $60.4 billion, compared with $95.7 billion at Dec. 31, 2019. The $35.3 billion decrease was primarily due to advances, which totaled $35.8 billion at Sept. 30, 2020, compared to $65.6 billion at year-end 2019. After a significant increase in first quarter advances that corresponded with member needs, new federal government liquidity programs took hold in the second and third quarters, which contributed to higher deposits at our members and decreased advance levels for the FHLBank.

Total capital at Sept. 30, 2020, was $3.4 billion, compared to $4.5 billion at Dec. 31, 2019. Total retained earnings at Sept. 30, 2020, was $1.4 billion, relatively unchanged from year-end 2019, and included $446.0 million of restricted retained earnings compared with $415.3 million of restricted retained earnings at Dec. 31, 2019. At Sept. 30, 2020, FHLBank had total regulatory capital of $3.5 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 6.25% and a dividend on subclass B1 (membership) stock equal to an annual yield of 3.00%. These dividends will be calculated on stockholders’ average stock balances during the period July 1, 2020, to Sept. 30, 2020, and credited to stockholders’ accounts on Oct. 30, 2020.

Detailed financial information regarding third quarter and year-to-date 2020 results will be available in FHLBank’s Quarterly Report on Form 10-Q, which FHLBank anticipates filing no later than Nov. 12, 2020.

Impact of COVID-19 on Operations and Financial Condition

During continued COVID-19 uncertainty, executive leadership and FHLBank’s Board of Directors have remained focused on the health and safety of our staff and being a reliable, readily available liquidity provider for our members. As an essential business, FHLBank has remained fully operational during the pandemic. During the third quarter, FHLBank continued to operate effectively with most staff working remote. FHLBank continues to monitor guidance from government authorities to determine in what manner staff are able to work in our office locations. The Bank will also be focusing on supporting the communities that our members serve and maintaining an open dialogue with members, particularly as it relates to credit management.

FHLBank’s 2019 Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q for the quarters ending March 31 and June 30, 2020, outlined several potential drivers of lower performance in 2020, including lower interest rates, increasing operating expenses, and a change in FHLBank’s operating landscape as a result of legislative and regulatory actions. As reported at the end of the first quarter, advance levels in March increased when the pandemic was first impacting the economy. During the second and third quarters, deposits at our members increased and advances subsequently declined as a result of U.S. Treasury and Federal Reserve actions to stimulate the economy. As described above, FHLBank also operated in a lower interest rate environment and experienced a moderate increase in operating expenses. FHLBank is well-capitalized with significant retained earnings.

FHLBank monitors member credit quality on a regular basis. To date, deterioration in member credit quality has not been material. Given, however, the current economic environment (pandemic-related business limitations, unemployment levels and increases in loan forbearance and delinquencies) as well as lower interest rates, we anticipate associated deterioration in member credit quality, particularly should such conditions persist for an extended period.

Expected prolonged low interest rates will likely result in lower net income. Paydown of the high-yielding mortgage-backed securities and Mortgage Partnership Finance® (MPF®) Program portfolios could also weigh on financial performance. Given present economic and market conditions, FHLBank will continue to monitor member credit quality and prudently manage operating expenses.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

This document contains “forward-looking statements” - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain and involve risk.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions including but not limited to real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; including but not limited to, the possible discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on FHLBank’s LIBOR-based financial products, investments and contracts; the occurrence of man-made or natural disasters, endemics, global pandemics, conflicts or terrorist attacks, or other geopolitical events; political, legislative, regulatory, litigation, or judicial events or actions; risks related to mortgage-backed securities (MBS); changes in the assumptions used to estimate credit losses; changes in FHLBank’s capital structure; changes in FHLBank’s capital requirements; changes in expectations regarding FHLBank’s payment of dividends; membership changes; changes in the demand by FHLBank members for FHLBank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for FHLBank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank System’s debt rating or FHLBank’s rating; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligation for which it is the primary obligor and with respect to which FHLBank has joint and several liability; applicable FHLBank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; FHLBank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov. Forward-looking statements speak only as of the date made and FHLBank has no obligation, and does not undertake publicly, to update, revise or correct any forward-looking statement for any reason.

“Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	September 30, 2020	December 31, 2019
ASSETS:
Cash and due from banks	$1,386.5	$21.5
Investments	17,792.1	24,572.0
Advances	35,841.0	65,610.1
Mortgage loans held for portfolio, net	5,089.8	5,114.6
All other assets	333.9	405.9
Total assets	$60,443.3	$95,724.1

LIABILITIES:
Consolidated obligations	$55,579.0	$89,949.2
All other liabilities	1,492.3	1,302.1
Total liabilities	57,071.3	91,251.3

CAPITAL:
Capital stock	$1,880.4	$3,055.0
Retained earnings	1,351.1	1,326.0
Accumulated other comprehensive income	140.5	91.8
Total capital	3,372.0	4,472.8
Total liabilities and capital	$60,443.3	$95,724.1

	For the three months ended September 30,		For the nine months ended September 30,
Condensed Statement of Income	2020	2019	2020	2019
Total interest income	$185.9	$700.0	$936.1	$2,126.5
Total interest expense	101.7	590.9	653.4	1,776.9
Net interest income	84.2	109.1	282.7	349.6

Provision for credit losses	1.2	0.4	5.6	1.8
Gains (losses) on investments	(5.3)	5.4	53.9	23.3
Gains (losses) on derivatives and hedging	3.6	(17.4)	(97.7)	(55.2)
All other income	6.7	5.3	17.6	17.9
All other expense	23.8	23.2	78.7	70.4
Income before assessments	64.2	78.8	172.2	263.4

AHP assessment	6.8	8.5	18.6	27.4
Net income	$57.4	$70.3	$153.6	$236.0

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